EXHIBIT 99.1
For details contact:
Larry Thede
Phone (720)283-2450
E-mail: ir@udrt.com
www.udrt.com
PRESS RELEASE
UNITED DOMINION REALTY TRUST AUTHORIZES
10 MILLION SHARE REPURCHASE PROGRAM
RICHMOND, VA. (February 21, 2006) United Dominion Realty Trust, Inc. (NYSE: UDR) today announced that its Board of Directors has authorized a new, 10 million share repurchase program, effective immediately. This program replaces the Company’s previous 11 million share program under which the Company repurchased approximately 10 million shares.
“Today’s announcement underscores the Board’s confidence in the Company’s outlook,” stated Thomas W. Toomey, President and Chief Executive Officer. “Our expanded share repurchase program and our record of 30 consecutive years of dividend increases demonstrates the Board’s long-term commitment to building total shareholder value.”
Share repurchases under this program may be made from time to time in open market purchases, in block purchases, in privately negotiated transactions or otherwise as determined by the Company. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be terminated at any time without prior notice.
About United Dominion Realty Trust, Inc.
United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has paid a quarterly dividend for 132 consecutive quarters and has raised the dividend each of the last 30 years. United Dominion is included in the S&P MidCap 400 Index. At December 31, 2005, the Company owned 74,875 apartment homes and had 1,335 homes under development. Additional information about United Dominion may be found on its Web site at www.udrt.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward looking statements even if experience or future changes show that indicated results or events will not be realized.